EXHIBIT 5.1

DOERNER, SAUNDERS, DANIEL & ANDERSON, L.L.P.
Attorneys at Law
320 SOUTH BOSTON AVENUE, SUITE 500
TULSA, OKLAHOMA 74104
Telephone (918) 582-1211
Facsimile (918) 591-5362

December 15, 2004

Lowrance Electronics, Inc.
12000 East Skelly Drive
Tulsa, Oklahoma 74128

Re:	Lowrance Electronics, Inc. — Registration Statement on Form S-8 116,698 Shares of Common Stock, par value $0.10 per share

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 66,698 shares of common stock, par value $0.10 per share (the “Common Stock”), that have been issued pursuant to the Lowrance Electronics, Inc. Amended and Restated 2001 Stock Option Plan (the “Plan”) and up to 50,000 shares of Common Stock that may be issued pursuant to the Plan.

In rendering the opinion set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement and the Plan; (ii) the Restated Certificate of Incorporation, the By-Laws and minute books of the Company; and (iii) such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinion expressed below. In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Based upon and subject to the foregoing, we are of the opinion that any original issuance shares that have been or may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company of any certificates representing the shares, the registration by its registrar of such shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur or come to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/ Doerner, Saunders, Daniel & Anderson, L.L.P.